Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

ODYSSEY MARINE EXPLORATION, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Corporation”), by its Articles of Incorporation, as amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolutions (referred to herein as the “Resolutions”):

WHEREAS, pursuant to the authority conferred on the Board of Directors of the Corporation (“Board of Directors”) by Article IV of the Articles of Incorporation of the Corporation (the “Articles”), the Board of Directors previously created, authorized, and provided for the issuance of a series of preferred stock, par value $0.0001 per share, of the Corporation, consisting of 2,500,000 shares of preferred stock designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”);

WHEREAS, on March 13, 2006, the Board of Directors fixed the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions of the Series D Preferred Stock by filing a Certificate of Designation of Series D Convertible Preferred Stock with the Secretary of State of Nevada; and

WHEREAS, the Board of Directors has determined that it is advisable and in the best interests of the Corporation to increase from 2,500,000 to 7,340,000 the total number of shares of preferred stock designated as Series D Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation of Series D Convertible Preferred Stock is hereby amended as follows:

A. The second paragraph of the Certificate of Designation of Series D Convertible Preferred Stock is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (“Board of Directors”) by Article IV of the Articles of Incorporation of the Corporation (the “Articles”), the Board of Directors does hereby create, authorize, and provide for issuance of a series of preferred stock, par value $0.0001 per share, of the Corporation, consisting of 7,340,000 shares, and hereby fixes the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:”

B. Section 1 of the Certificate of Designation of Series D Convertible Preferred Stock is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“SECTION 1. DESIGNATION OF SERIES D PREFERRED STOCK. The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”). The total number of authorized shares constituting the Series D Preferred Stock shall be 7,340,000. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series D Preferred Stock. The stated par value of the Series D Preferred Stock shall be $0.0001 per share. Shares of the Series D Preferred Stock shall be dated the date of issue.

RESOLVED FURTHER, that the President and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of amendment to certificate of designation of preferences in accordance with the foregoing resolutions and the provisions of the Nevada Revised Statutes.

The undersigned does hereby further certify that the approval of the stockholders required pursuant to subsection (3) of Section 78.1955 of the Nevada Revised Statutes of the amendment to the Certificate of Designation of Series D Convertible Preferred Stock set forth in the foregoing resolutions has been obtained.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and attested by its Secretary this 17th day of January, 2007.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ John C. Morris
John C. Morris
President and Chief Executive Officer

Attested to by:

/s/ David A. Morris
David A. Morris
Secretary

STATE OF FLORIDA	)

COUNTY OF HILLSBOROUGH	)

The foregoing instrument was acknowledged before me this 17th day of January, 2007, by John C. Morris, in his capacity as President and Chief Executive Officer of, and David A. Morris, in his capacity as Secretary of, Odyssey Marine Exploration, Inc., a Nevada corporation, on behalf of the corporation. Each of them is personally known to me.

/s/ Betsy W. Marrero
Signature of Notary Public State of Florida

My Commission Expires: 11/28/08

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